                                 EXHIBIT 99.1

                            PREMIER BANCSHARES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Shareholders and Proxy Statement and does hereby appoint Darrell D. Pittard and Robert C. Oliver and either of them with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of PREMIER BANCSHARES, INC. ("Premier") common stock which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Premier, to be held at the executive offices of Premier, 2180 Atlanta Plaza, 950 E. Paces Ferry Road, Atlanta, Georgia 30326, at 10:00 o'clock a.m. local time, on November 20, 1997 and at any adjournment thereof.

                                  PROPOSAL 1

Proposal to: approve the Agreement and Plan of Reorganization, dated June 24, 1997, as amended on July 24, 1997, September 15, 1997 and September 19, 1997 (the "Agreement"), between Premier and Citizens Gwinnett Bankshares, Inc. ("Citizens") and to approve the merger (the "Merger") pursuant to which Citizens will be merged with and into Premier, and in which each issued and outstanding share of Citizens common stock will be converted into the right to receive eight shares of Premier common stock and the rights and obligations under the Citizens Directors Stock Option Plan will be assumed by Premier.

[ ] FOR     [ ] AGAINST   [ ] ABSTAIN

                                  PROPOSAL 2

Proposal to: ratify and approve the Amended and Restated Premier Bancshares, Inc. Directors' Stock Option Plan.
[ ] FOR     [ ] AGAINST   [ ] ABSTAIN

     In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment(s). This Proxy may be revoked at any time prior to voting hereof.

     This proxy, when properly executed, duly returned and not revoked will be voted. It will be voted in accordance with the directions given by the undersigned shareholder. If no direction is made, it will be voted in favor of the Proposals listed on this Proxy.

                                   Signature(s)

                                   _____________________________________________

                                   _____________________________________________

                                   Dated:  ________________________, 1997

                                   NOTE: Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signatory is a corporation, sign the full corporate name by a duly authorized officer.